Exhibit 21

1. Omtool Europe Limited, England

2. CMA Ettworth Limited, England

3. CMA Ettworth, Inc., Florida, USA

4. Desktop Paging Software, Inc., New Hampshire, USA

5. TRS Technologies, Inc., Oregon, USA

6. Omtool Healthcare, LLC, Delaware, USA